EXHIBIT 12

             LEWIS GALOOB TOYS, INC. AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS
                  (in thousands, except ratios)

                                                        YEARS ENDED DECEMBER 31,
                              --------------------------------------------------------------------
                                   1995          1994          1993          1992         1991
                                   ----          ----          ----          ----         ----
Net earnings (loss)             $ 9,399       $18,424       $(10,924)     $(2,447)      $(7,540)
Income tax                          600           778              9          238            --
                                -------       -------       --------      -------       -------
Charge (credit)                   9,999        19,202        (10,915)      (2,209)       (7,540)

Fixed charges:
Interest expense                  3,429         2,609          1,836        1,550         1,775
Portion of rental
 expense                            663           505            483          613           728
                                -------       -------       --------      -------       -------
Total fixed charges               4,092         3,114          2,319        2,163         2,503
                                -------       -------       --------      -------       -------

Earnings (loss) before
 income taxes and
 fixed charges                  $14,091       $22,316       $ (8,596)     $   (46)      $(5,037)
                                =======       =======       ========      =======       =======

Preferred dividends
 requirements                   $ 3,127(B)    $ 3,127(B)    $  3,127(B)   $ 3,127       $ 3,127
Ratio of pretax income
 to net income                     1.06          1.04           1.00         1.00          1.00
                                -------       -------       --------      -------       -------
Preferred dividends
 factored                         3,315         3,252          3,127        3,127         3,127

Total fixed charges               4,092         3,114          2,319        2,163         2,503
                                -------       -------       --------     --------       -------
Total fixed charges and
  preferred dividends           $ 7,407       $ 6,366       $  5,446      $ 5,290       $ 5,630
                                =======       =======       ========      =======       =======

Ratio of earnings to
 fixed charges and
 preferred dividends               1.90          3.51            (A)            (A)          (A)
                                =======       =======       =======       ========      =======

---------------
(A) Earnings are inadequate to cover fixed charges and preferred dividends in 1993, 1992, and 1991.

(B) Includes Preferred Stock dividends in arrears.